Exhibit 10.7

First Amendment To Confidential Consulting Agreement

This First Amendment (“Amendment”), having an effective date of August 16, 2007 (“Amendment Effective Date”), is made to the agreement by and between TiVo Inc. (“TiVo”) and Financial Leadership Group, LLC (“FLG”) dated July 9, 2007 (the “Agreement”).

WHEREAS, TiVo and FLG wish to amend the Agreement with respect to certain insurance requirements;

NOW THEREFORE, the parties hereby agree that the Agreement is hereby further amended and supplemented as follows:

1.	All capitalized terms used but not otherwise defined herein shall have the meaning specified in the Agreement.

2.	Section 6 of Exhibit A to the Agreement is amended and replaced in its entirety with the following: Client agrees that a precondition of FLG Member’s appointment as a Section 16 officer of Client and as a signatory to Client’s documents, filings, checks and contracts is the naming of FLG Member as an Insured Person on Client’s Directors’ & Officers’ liability insurance policy and under Client’s Errors & Omissions liability insurance policy to protect FLG Member and FLG against third party claims, but only for covered loss that results from Client’s products or work provided or performed by FLG Member for Client.

3.	The terms of this Amendment supercede and replace any conflicting terms contained in the Agreement, provided, however, that except as expressly set forth herein, nothing contained in this Amendment shall amend, change, modify, or alter any other provision in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized representatives to be effective as of the date first written above.

Financial Leadership Group, LLC		TiVo Inc.

By:	/s/ Jeffrey S. Kuhn	By:	/s/ Matthew Zinn
Name:	Jeffrey S. Kuhn	Name:	Matthew Zinn
Its:	Manager Principal	Its:	SVP, General Counsel